Exhibit 10.4

PROPERTY MANAGEMENT AND LEASING AGREEMENT

This Property Management and Leasing Agreement (this “Management Agreement”) is made and entered into as of July 24, 2020 (the “Effective Date”), by and among the parties identified on Exhibit A attached hereto (collectively, “Owner”), and AMERICAN FINANCE PROPERTIES, LLC, a Delaware limited liability company (the “Manager”).

WHEREAS, the Owner desires to retain the Manager to manage and coordinate the leasing of the real property owned by the Owner and identified on Exhibit A hereto (collectively, the “Property”), and the Manager desires to be so retained, all under the terms and conditions set forth in this Management Agreement.

NOW, THEREFORE, in consideration of the foregoing and of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:

ARTICLE I

DEFINITIONS

Except as otherwise specified or as the context may otherwise require, the following terms have the respective meanings set forth below for all purposes of this Management Agreement:

1.1       “Account” has the meaning set forth in Section 2.3(i) hereof.

1.2       “Affiliate” means with respect to any Person, (i) any Person directly or indirectly owning, controlling or holding, with the power to vote, ten percent (10%) or more of the outstanding voting securities of such other Person; (ii) any Person ten percent (10%) or more of whose outstanding voting securities are directly or indirectly owned, controlled or held, with the power to vote, by such other Person; (iii) any Person directly or indirectly controlling, controlled by or under common control with such other Person; (iv) any executive officer, director, trustee or general partner of such other Person; and (v) any legal entity for which such Person acts as an executive officer, director, trustee or general partner. For purposes of this definition, the terms “controls,” “is controlled by,” or “is under common control with” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of an entity, whether through ownership or voting rights, by contract or otherwise.

1.3       “Budget” has the meaning set forth in Section 2.5(c) hereof.

1.4       “Effective Date” has the meaning set forth in the preamble.

1.5       Intentionally Omitted.

1.6       “Improvements” means buildings, structures, equipment from time to time located on the Property and all parking and common areas located on the Property.

1.7       “Independent Manager” has the meaning set forth in the Limited Liability Company Agreement.

1.8       “Limited Liability Company Agreement” shall mean, collectively, the limited liability company Agreements of each Owner, as such agreements may be amended, restated or otherwise modified.

1.9       “Owner” has the meaning set forth in the preamble.

1.10       “Ownership Agreements” has the meaning set forth in Section 2.3(k) hereof.

1.11       “Person” means an individual, corporation, partnership, joint venture, association, company (whether of limited liability or otherwise), trust, bank or other entity, or government or any agency or political subdivision of a government.

1.12       “Plan” has the meaning set forth in Section 2.5(c) hereof.

1.13       “Property” has the meaning set forth in the preamble.

1.14       “Term” has the meaning set forth in Section 5.1 hereof.

ARTICLE II

APPOINTMENT OF THE MANAGER; SERVICES TO BE PERFORMED

2.1       Appointment of the Manager. The Owner hereby engages and retains the Manager as the sole and exclusive manager and agent of the Property, and the Manager hereby accepts such appointment, all on the terms and conditions hereinafter set forth, it being understood that this Management Agreement shall cause the Manager to be, at law, the Owner’s agent upon the terms contained herein.

2.2       General Duties. The Manager shall use commercially reasonable efforts in performing its duties hereunder to manage, operate, maintain and lease the Property in a diligent, careful and vigilant manner. The services of the Manager are to be of scope and quality not less than those generally performed by professional property managers of other similar properties in the area. The Manager shall make available to the Owner the full benefit of the judgment, experience and advice of its members and staff with respect to the policies to be pursued by the Owner relating to the operation and leasing of the Property.

2.3       Specific Duties. The Manager’s duties include the following:

(a)	Lease Obligations. The Manager shall perform all duties of the landlord under all leases insofar as such duties relate to the operation, maintenance, and day-to-day management of the Property. The Manager shall also provide or cause to be provided, at the Owner’s expense, all services normally provided to tenants of like premises, including, where applicable and without limitation, gas, electricity or other utilities required to be furnished to tenants under leases, normal repairs and maintenance, and cleaning and janitorial service. The Manager shall arrange for and supervise the performance of all installations and improvements in space leased to any tenant which are either expressly required under the terms of the lease of such space or which are customarily provided to tenants.

(b)	Maintenance. The Manager shall cause the Property to be maintained in the same manner as similar properties in the area. The Manager’s duties and supervision in this respect shall include, without limitation, cleaning of the interior and the exterior of the Improvements and the public common areas on the Property and the making and supervision of repair, alterations, and decoration of the Improvements, subject to and in strict compliance with this Management Agreement and any applicable leases. Construction and rehabilitation activities undertaken by the Manager, if any, will be limited to activities related to the management, operation, maintenance, and leasing of the Property (e.g., repairs, renovations, and leasehold improvements).

(c)	Leasing Functions. The Manager shall coordinate the leasing of the Property and shall negotiate and use its best efforts to secure executed leases from qualified tenants, and to execute same on behalf of the Owner, if requested, for available space in the Property, such leases to be in form and on terms approved by the Owner and the Manager, and to bring about complete leasing of the Property. The Manager shall be responsible for the hiring of all leasing agents, as necessary for the leasing of the Property, and to otherwise oversee and manage the leasing process on behalf of the Owner.

(d)	Notice of Violations. The Manager shall forward to the Owner, promptly upon receipt, all notices of violation or other notices from any governmental authority, and board of fire underwriters or any insurance company, and shall make such recommendations regarding compliance with such notice as shall be appropriate.

(e)	Personnel. Any personnel hired by the Manager to maintain, operate and lease the Property shall be the employees or independent contractors of the Manager and not of the Owner. The Manager shall use due care in the selection and supervision of such employees or independent contractors. The Manager shall be responsible for the preparation of and shall timely file all payroll tax reports and timely make payments of all withholding and other payroll taxes with respect to each employee.

(f)	Utilities and Supplies. The Manager shall enter into or renew contracts for electricity, gas, steam, landscaping, fuel, oil, maintenance and other services as are customarily furnished or rendered in connection with the operation of similar rental property in the area.

(g)	Expenses. The Manager shall analyze all bills received for services, work and supplies in connection with maintaining and operating the Property, pay all such bills, and, if requested by the Owner, pay, when due, utility and water charges, sewer rent and assessments, any applicable taxes, including, without limitation, any real estate taxes, and any other amount payable in respect to the Property. All bills shall be paid by the Manager within the time required to obtain discounts, if any. The Owner may from time to time request that the Manager forward certain bills to the Owner promptly after receipt, and the Manager shall comply with any such request. The payment of all bills, real property taxes, assessments, insurance premiums and any other amounts payable with respect to the Property shall be paid out of the Account by the Manager. All expenses shall be billed at net cost (i.e., less all rebates, commissions, discounts and allowances, however designed).

(h)	Monies Collected. The Manager shall collect all rent and other monies from tenants and any sums otherwise due to the Owner with respect to the Property in the ordinary course of business. In collecting such monies, the Manager shall inform tenants of the Property that all remittances are to be in the form of a check or money order. The Owner authorizes the Manager to request, demand, collect and provide receipts for all such rent and other monies and to institute legal proceedings in the name of the Owner for the collection thereof and for the dispossession of any tenant in default under its lease.

(i)	Banking Accommodations. The Manager shall establish and maintain a separate checking account (the “Account”) for funds relating to the Property. All monies deposited from time to time in the Account shall be deemed to be trust funds and shall be and remain the property of the Owner and shall be withdrawn and disbursed by the Manager for the account of the Owner only as expressly permitted by this Management Agreement for the purposes of performing the obligations of the Manager hereunder. No monies collected by the Manager on the Owner’s behalf shall be commingled with funds of the Manager. The Account shall be maintained, and monies shall be deposited therein and withdrawn therefrom, in accordance with the following:

(i)	All sums received from rents and other income from the Property shall be promptly deposited by the Manager in the Account. The Manager shall have the right to designate two (2) or more persons who shall be authorized to draw against the Account, but only for purposes authorized by this Management Agreement.

(ii)	All sums due to the Manager hereunder, whether for compensation, reimbursement for expenditures, or otherwise, as herein provided, shall be a charge against the operating revenues of the Property and shall be paid and/or withdrawn by the Manager from the Account prior to the making of any other disbursements therefrom.

(iii)	On or before the 30th day following the end of each calendar quarter during the Term of this Management Agreement, the Manager shall forward to the Owner all net operating proceeds from the preceding quarter, retaining at all times, however, a reserve of $5,000, in addition to any other amounts otherwise provided in the Budget.

(j)	Tenant Complaints. The Manager shall maintain business-like relations with the tenants of the Property.

(k)	Ownership Agreements. The Manager has received copies of the Limited Liability Company Agreement and the other constitutive documents of the Owner (collectively, the “Ownership Agreements”) and is familiar with the terms thereof. The Manager shall use reasonable care to avoid any act or omission which, in the performance of its duties hereunder, shall in any way conflict with the terms of the Ownership Agreements.

(l)	Signs. The Manager shall place and remove, or cause to be placed and removed, such signs upon the Property as the Manager deems appropriate, subject, however, to the terms and conditions of the leases and to any applicable ordinances and regulations.

2.4       Approval of Leases, Contracts, Etc. In fulfilling its duties to the Owner, the Manager may and hereby is authorized to enter into any leases, contracts or agreements on behalf of the Owner in the ordinary course of the management, operation, maintenance and leasing of the Property.

2.5       Accounting, Records and Reports.

(a)	Records. The Manager shall maintain all office records and books of account and shall record therein, and keep copies of, each invoice received from services, work and supplies ordered in connection with the maintenance and operation of the Property. Such records shall be maintained on a double entry basis. The Owner and persons designated by the Owner shall at all reasonable times have access to and the right to audit and make independent examinations of such records, books and accounts and all vouchers, files and all other material pertaining to the Property and this Management Agreement, all of which the Manager agrees to keep safe, available and separate from any records not pertaining to the Property, at a place recommended by the Manager and approved by the Owner.

(b)	Quarterly Reports. On or before the 30th day following the end of each calendar quarter during the Term of this Management Agreement, the Manager shall prepare and submit to the Owner the following reports and statements:

(i)	Rental collection record;

(ii)	Quarterly operating statement;

(iii)	Copy of cash disbursements ledger entries for such period, if requested;

(iv)	Copy of cash receipts ledger entries for such period, if requested;

(v)	The original copies of all contracts entered into by the Manager on behalf of the Owner during such period, if requested; and

(vi)	Copy of ledger entries for such period relating to security deposits maintained by the Manager, if requested.

(c)	Budgets and Leasing Plans. On or before November 15 of each calendar year, the Manager shall prepare and submit to the Owner for its approval an operating budget (a “Budget”) and a marketing and leasing plan (a “Plan”) on the Property for the calendar year immediately following such submission. Each Budget and Plan shall be in the form approved by the Owner prior to the date thereof. As often as reasonably necessary during the period covered by any Budget or Plan, the Manager may submit to the Owner for its approval an updated Budget or Plan incorporating such changes as shall be necessary to reflect cost overruns and the like during such period. If the Owner does not disapprove a Budget or Plan within thirty (30) days after receipt thereof by the Owner, such Budget or Plan shall be deemed approved. If the Owner shall disapprove any Budget or Plan, it shall so notify the Manager within said thirty (30) day period and explain the reasons therefor. The Manager will not incur any costs other than those estimated in an approved Budget except for:

(i)	maintenance or repair costs under $5,000 per Property;

(ii)	costs incurred in emergency situations in which action is immediately necessary for the preservation or safety of the Property, or for the safety of occupants or other persons on the Property (or to avoid the suspension of any necessary service of the Property);

(iii)	expenditures for real estate taxes and assessments; and

(iv)	maintenance supplies calling for an aggregate purchase price of less than $25,000 for all Property.

(d)	Returns Required by Law. The Manager shall execute and file when due all forms, reports, and returns required by law relating to the employment of its personnel.

(e)	Notices. Promptly after receipt, the Manager shall deliver to the Owner all notices, from any tenant, or any governmental authority, that are not of a routine nature. The Manager shall also report expeditiously to the Owner notice of any extensive damage to any part of the Property.

ARTICLE III

EXPENSES

3.1       Owner’s Expenses. Except as otherwise specifically provided, all costs and expenses incurred hereunder by the Manager in fulfilling its duties to the Owner shall be for the account of and on behalf of the Owner. Such costs and expenses may include, without limitation, reasonable wages and salaries and other employee-related expenses of all on-site and off-site employees of the Manager who are engaged in the operation, management, maintenance and leasing of the Property, including taxes, insurance and benefits relating to such employees, and legal, travel and other out-of-pocket expenses which are directly related to the operation, management, maintenance and leasing of specific Property. All costs and expenses for which the Owner is responsible under this Management Agreement shall be paid by the Manager out of the Account. In the event the Account does not contain sufficient funds to pay all of the costs and expenses, the Owner shall fund all sums necessary to meet such additional costs and expenses.

3.2       Manager’s Expenses. The Manager shall, out of its own funds, pay all of its general overhead and administrative expenses.

ARTICLE IV

INSURANCE AND INDEMNIFICATION

4.1       Insurance to be Carried.

(a)	The Manager shall obtain and keep in full force and effect insurance on the Property against such hazards as the Owner and the Manager shall deem appropriate, but in any event, insurance sufficient to comply with the leases and the Ownership Agreements shall be maintained. All liability policies shall provide sufficient insurance satisfactory to both the Owner and the Manager and shall contain waivers of subrogation for the benefit of the Manager.

(b)	The Manager shall obtain and keep in full force and effect, in accordance with the laws of the state in which each Property is located, employer’s liability insurance applicable to and covering all employees of the Manager at the Property and all persons engaged in the performance of any work required hereunder, and the Manager shall furnish the Owner certificates of insurers naming the Owner as a co-insured and evidencing that such insurance is in effect.

4.2       Cooperation with Insurers. The Manager shall cooperate with and provide reasonable access to the Property to representatives of insurance companies and insurance brokers or agents with respect to insurance which is in effect or for which application has been made. The Manager shall use its best efforts to comply with all requirements of insurers.

4.3       Accidents and Claims. The Manager shall promptly investigate and report in detail to the Owner all accidents, claims for damage relating to the ownership, operation or maintenance of the Property, and any damage or destruction to the Property and the estimated costs of repair thereof, and shall prepare for approval by the Owner all reports required by an insurance company in connection with any such accident, claim, damage, or destruction. Such reports shall be given to the Owner promptly and any report not so given within ten (10) days after the occurrence of any such accident, claim, damage or destruction shall be noted in the report delivered to the Owner pursuant to Section 2.5(b). The Manager is authorized to settle any claim against an insurance company arising out of any policy and, in connection with such claim, to execute proofs of loss and adjustments of loss and to collect and provide receipts for loss proceeds.

4.4       Indemnification. The Manager shall hold the Owner harmless from and indemnify and defend the Owner against any and all claims or liability for any injury or damage to any person or property whatsoever for which the Manager is responsible occurring in, on, or about the Property, including, without limitation, the Improvements when such injury or damage is caused by the negligence or misconduct of the Manager, its agents, servants, or employees, except to the extent that the Owner recovers insurance proceeds with respect to such matter. The Owner will indemnify and hold the Manager harmless against all liability for injury to persons and damage to property caused by the Owner’s negligence and which did not result from the negligence or misconduct of the Manager, except to the extent the Manager recovers insurance proceeds with respect to such matter.

ARTICLE V

TERM; TERMINATION

5.1       Term. This Management Agreement shall commence on the Effective Date and shall continue until terminated in accordance with the earliest to occur of the following (such period, inclusive of any extensions thereof, the “Term”):

(a) July 24, 2022. However, the Term of this Management Agreement will be automatically renewed for an unlimited number of successive one (1) year periods thereafter, subject to earlier termination as hereinafter provided;

(b)	Immediately upon the occurrence of any of the following:

(i)

Either the Owner or the Manager delivers written notice to the other party at least sixty (60) days prior to the end of any Term; for the avoidance of doubt, the effective date of any such termination shall be the last day of the Term in which such notice is given;

(ii)

A decree or order is rendered by a court having jurisdiction (A) adjudging the Manager as bankrupt or insolvent, (B) approving as properly filed a petition seeking reorganization, readjustment, arrangement, composition or similar relief for the Manager under the federal bankruptcy laws or any similar applicable law or practice, or (C) appointing a receiver, liquidator, trustee or assignee in bankruptcy or insolvency of the Manager or a substantial part of the Manager’s assets, or for the winding up or liquidation of its affairs, or

(iii)	The Manager (A) voluntarily institutes proceedings to be adjudicated bankrupt or insolvent, (B) consents to the filing of a bankruptcy proceeding against it, (C) files a petition, answer or consent seeking reorganization, readjustment, arrangement, composition or relief under any similar applicable law or practice, (D) consents to the filing of any such petition, or to the appointment of a receiver, liquidator, trustee or assignee in bankruptcy or insolvency for it or for a substantial part of its assets, (E) makes an assignment for the benefit of creditors, (F) is unable to or admits in writing its inability to pay its debts generally as they become due, unless such inability shall be the fault of the Owner, or (G) takes corporate or other action in furtherance of any of the aforesaid purposes; and

(c)	Upon written notice from the Owner in the event that the Manager commits an act of gross negligence or willful misconduct in the performance of its duties hereunder.

The Term of this Management Agreement may be extended for such additional periods of time as the parties agree to in writing. Upon termination, the obligations of the parties hereto shall cease; provided, however; that the Manager shall comply with the provisions hereof applicable in the event of termination and shall be entitled to receive all compensation which may be due to the Manager hereunder up to the date of such termination; provided, further, however; that if this Management Agreement terminates pursuant to clauses (b) or (c) of this Section 5.1, the Owner shall have other remedies as may be available at law or in equity.

5.2       Manager’s Obligations after Termination. Upon the termination of this Management Agreement, the Manager shall have the following duties:

(a)	The Manager shall deliver to the Owner, or its designee, all books and records with respect to the Property.

(b)	The Manager shall transfer and assign to the Owner, or its designee, all service contracts and personal property relating to or used in the operation and maintenance of the Property, except personal property paid for and owned by the Manager. Manager shall also, for a period of sixty (60) days immediately following the date of such termination, make itself available to consult with and advise the Owner, or its designee, regarding the operation, maintenance and leasing of the Property.

(c)	The Manager shall render to the Owner an accounting of all funds of the Owner in its possession and shall cause funds of the Owner held by the Manager relating to the Property to be paid to the Owner or its designee.

(d)	The Manager shall cooperate with the Owner to provide an orderly transition of the Manager’s duties hereunder.

ARTICLE VI

MISCELLANEOUS

6.1       Notices. All notices, approvals, consents and other communications hereunder shall be in writing, and, except when receipt is required to start the running of a period of time, shall be deemed given when delivered in person or on the fifth day after its mailing by either party by registered or certified United States mail, postage prepaid and return receipt requested, to the other party, at the addresses set forth after their respect name below or at such different addresses as either party shall have theretofore advised the other party in writing in accordance with this Section 6.1.

To the Owner:	[Applicable Owner Name] c/o American Finance Trust, Inc. 38 Washington Square Newport, RI 02840 Attention: Asset Management

with a copy to: [Applicable Owner Name] c/o American Finance Trust, Inc. 650 Fifth Avenue New York, NY 10019 Attention: Legal Department
To the Manager:	American Finance Properties, LLC 650 Fifth Avenue New York, NY 10019 Attention: Property Management

6.2       Governing Law. This Management Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the principles of conflicts of law thereof.

6.3       Assignment. This Management Agreement may not be assigned by the Manager, except to an Affiliate of the Manager, and then only upon the consent of the Owner and the approval of the Independent Manager. Any assignee of the Manager shall be bound hereunder to the same extent as the Manager. This Agreement shall not be assigned by the Owner without the written consent of the Manager, except to a Person which is a successor to such Owner. Such successor shall be bound hereunder to the same extent as such Owner. Notwithstanding anything to the contrary contained herein, the economic rights of the Manager hereunder, including the right to receive all compensation hereunder, may be sold, transferred or assigned by the Manager without the consent of the Owner.

6.4       No Waiver. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Management Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrences. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

6.5       Amendments. This Management Agreement may be amended only by an instrument in writing signed by the party against whom enforcement of the amendment is sought.

6.6       Headings. The headings of the various subdivisions of this Management Agreement are for reference only and shall not define or limit any of the terms or provisions hereof.

6.7       Counterparts. This Management Agreement may be executed (including by facsimile transmission) with counterpart signature pages or in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument.

6.8       Entire Agreement. This Management Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof.

6.9       Disputes. If there shall be a dispute between the Owner and the Manager relating to this Management Agreement resulting in litigation, the prevailing party in such litigation shall be entitled to recover from the other party to such litigation such amount as the court shall fix as reasonable attorneys’ fees.

6.10       Activities of the Manager. The obligations of the Manager pursuant to the terms and provisions of this Management Agreement shall not be construed to preclude the Manager from engaging in other activities or business ventures, whether or not such other activities or ventures are in competition with the Owner or the business of the Owner.

6.11       Independent Contractor. The Manager and the Owner shall not be construed as joint venturers or partners of each other pursuant to this Management Agreement, and neither party shall have the power to bind or obligate the other except as set forth herein. In all respects, the status of the Manager to the Owner under this Management Agreement is that of an independent contractor.

6.12       Pronouns and Plurals. Whenever the context may require, any pronoun used in this Management Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.

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IN WITNESS WHEREOF, the parties have executed this Property Management and Leasing Agreement as of the date first above written.

OWNER:

ARC AAANGIN001, LLC, ARC AABNLFL001, LLC,

ARC AATNTMA001, LLC, ARC AAWSNGA001, LLC,

ARC ABHNDMS001, LLC, ARC ARERIPA001, LLC,

ARC ARVIRMN001, LLC, ARC AZCROMI001, LLC,

ARC AZCTOLA001, LLC, ARC AZTMPGA001, LLC,

ARC BFFTMFL001, LLC, ARC BKMST41001, LLC

ARC CBDTNPA001, LLC, ARC CBLDLPA001, LLC,

ARC CBLMAPA001, LLC, ARC CBPHLPA001, LLC,

ARC CBPHLPA002, LLC, ARC CBPHLPA003, LLC

ARC CBPHLPA004, LLC, ARC CBRBRPA001, LLC,

ARC CBWNEPA001, LLC, ARC CHLKJTX001, LLC,

ARC CHVCTTX001, LLC, ARC CKMST19001, LLC,

ARC CVANSAL001, LLC, ARC CVHYKMA001, LLC,

ARC DGATHMI001, LLC, ARC DGBGLLA001, LLC,

ARC DGBKHMS001, LLC, ARC DGBNBGA001, LLC,

ARC DGCHEOK001, LLC, ARC DGCMBMS001, LLC,

ARC DGDNDLA001, LLC, ARC DGDVLLA001, LLC,

ARC DGFHLLA001, LLC, ARC DGFLRMI001, LLC,

ARC DGFRTMS001, LLC, ARC DGFTSAR001, LLC,

ARC DGGNWLA001, LLC, ARC DGGSBVA001, LLC,

ARC DGGVLMS002, LLC, ARC DGHBKLA001, LLC,

ARC DGHDNMI001, LLC, ARC DGHTGWV001, LLC,

ARC DGHTSAR001, LLC, ARC DGLAFTN001, LLC,

ARC DGLCRMN002, LLC, ARC DGMBLAR001, LLC,

ARC DGMKNMI001, LLC, ARC DGMRALA001, LLC,

ARC DGMSNTX002, LLC, ARC DGNTALA001, LLC,

ARC DGRLFMS001, LLC, ARC DGRSEMI001, LLC,

ARC DGRYLAR001, LLC

By:	/s/ Michael Anderson
Name: Michael Anderson Title: Authorized Signatory

[Signatures Continue]

OWNER:

ARC DGSRBMO001, LLC, ARC DGSTNVA001, LLC,

ARC DGSVNMO001, LLC, ARC DGTLSLA001, LLC,

ARC DGVDRTX001, LLC, ARC DGVNLTN001, LLC,

ARC DGWPTMS001, LLC, ARC DGWRNIN001, LLC,

ARC DGWSNNY001, LLC, ARC FDBRNLA001, LLC,

ARC FDBTLKY001, LLC, ARC FDCHLID001, LLC,

ARC FDCRLMO001, LLC, ARC FDDNVAR001, LLC,

ARC FDDXRNM001, LLC, ARC FDFNTPA001, LLC,

ARC FDHCRTX001, LLC, ARC FDKRMCO001, LLC,

ARC FDOCYLA001, LLC, ARC FDPLSTX001, LLC,

ARC FDWLDCO001, LLC, ARC FEBSMND001, LLC,

ARC FECNBIA001, LLC, ARC FEEGLWI001, LLC,

ARC FEGRFND001, LLC, ARC FELELMS001, LLC,

ARC FESOUIA001, LLC, ARC FEWAUWI001, LLC,

ARC FEWTNSD001, LLC, ARC FLCLTNC001, LLC,

ARC FMMTCNJ001, LLC, ARC FMMTVAL001, LLC,

ARC FMSNHPA001, LLC, ARC HR5BEIL001, LLC,

ARC HR5BIAL001, LLC, ARC HR5BPMN001, LLC,

ARC HR5CURI001, LLC, ARC HR5CVGA001, LLC,

ARC HR5DOGA001, LLC, ARC HR5GAGA001, LLC,

ARC HR5GASC001, LLC, ARC HR5HASC001, LLC,

ARC HR5MSSE001, LLC, ARC HR5PEGA001, LLC,

ARC HR5PISC001, LLC, ARC HR5SINJ001, LLC,

ARC HR5SOCT001, LLC, ARC HR5VAGA001, LLC,

ARC HR5ZUMN001, LLC, ARC LWAKNSC001, LLC,

ARC LWFYTNC001, LLC, ARC LWMCNGA001, LLC,

ARC LWNBNNC001, LLC, ARC LWRMTNC001, LLC

By:	/s/ Michael Anderson
Name: Michael Anderson Title: Authorized Signatory

[Signatures Continue]

OWNER:

ARC MFKXVTN002, LLC, ARC ORMNTWI001, LLC,

ARC TKLWSFL001, LLC, ARC TPEGPTX001, LLC,

ARC TSHRLKY001, LLC, ARC TSHTNMI001, LLC,

ARC TSVRNCT001, LLC, ARC WGBEATX001, LLC,

ARC WGGLTWY001, LLC, ARC WGLNSMI001, LLC,

ARC WGOKCOK001, LLC, ARC WGTKRGA001, LLC,

ARG AA12PCK001, LLC, ARG AA14PCK001, LLC,

ARG CCFAYNC001, LLC, ARG CCLTZFL001, LLC,

ARG CCNLVTX001, LLC, ARG CCPBLCO01, LLC,

ARG CHDUBGA001, LLC, ARG DDEPOTX001, LLC,

ARG DGBRWKY001, LLC, ARG DGCLKIA001, LLC,

ARG DGCSTKY001, LLC, ARG DGCTSMI001, LLC,

ARG DGELKKY001, LLC, ARG DGFLSKY001, LLC,

ARG DGLCNMI001, LLC, ARG DGSDLKY001, LLC,

ARG DI51PCK001, LLC, ARG DNMGCIN001, LLC,

ARG FMATHTX001, LLC, ARG FMBKHMS001, LLC,

ARG FMCHIIL001, LLC, ARG FMCTVMS001, LLC,

ARG FMIDBOK001, LLC, ARG FMTYLTX001, LLC,

ARG IM12PKSLB001, LLC, ARG ME19PCK001 LLC,

ARG MESMOAR001, LLC, ARG PH14SLB001, LLC,

ARG ATCHTTN001, LLC, ARG 1CBHGNJ001, LLC,

ARG OCPOOL2001, LLC, ARG OCPOOL4001, LLC,

ARG WLGREFI001, LLC,

By:	/s/ Michael Anderson
Name: Michael Anderson Title: Authorized Signatory

MANAGER:

AMERICAN FINANCE PROPERTIES, LLC

By:	/s/ Michael Anderson
Name: Michael Anderson Title: Authorized Signatory

[End of Signatures]